Exhibit 99.1

BofI Announces Record Third Quarter Earnings of $7.2 Million

SAN DIEGO, CA – (MARKETWIRE) – April 29, 2010—BofI Holding, Inc. (“BofI” or the “Company”) (NASDAQ: BOFI), parent of Bank of Internet USA (the “Bank”), today announced net income of $7,175,000 for its third quarter ended March 31, 2010 compared to net income of $2,594,000 for the three months ended March 31, 2009. Earnings available to the Company’s common stockholders were $7,002,000, or $0.77 per diluted share for the current quarter compared to $2,421,000, or $0.29 per diluted share for the quarter ended March 31, 2009. For the nine months ended March 31, 2010, net income totaled $16,431,000 compared to $3,538,000 for the nine months ended March 31, 2009. Diluted earnings per share were $1.79 compared to $0.37 for the nine months ended March 31, 2010 and 2009, respectively.

BofI’s quarterly net income of $7,175,000 and its quarterly diluted earnings per share of $0.77 are new records. Net income for the third quarter ended March 31, 2010 increased 176.6% compared to net income for last year’s third quarter ended March 31, 2009. Net income for the quarter ended March 31, 2010 included a realized gain of $2,827,000 from sales of securities, net of unrealized losses and income tax provisions. Excluding the net gain, net income would have been $4,348,000 for the quarter ended March 31, 2010, an increase of 55.2% compared to adjusted net income for the third quarter last year, excluding unrealized losses on securities of $207,000 after tax. Net income for the nine months ended March 31, 2010 increased $12,893,000 compared to the nine months ended March 31, 2009. Earnings for the nine months ended March 31, 2009 were reduced by a $4,710,000 after-tax loss on the sale of Fannie Mae preferred stock after Fannie Mae was placed in government conservatorship in September of 2008. The increase in quarterly and year-to-date net income was primarily due to higher net interest income resulting from growth in the Bank’s average earning assets and increases in the Company’s net interest margin.

Greg Garrabrants, President and Chief Executive Officer, stated: “I am pleased with our strong performance in this improving, but challenging, banking environment. Our results in this quarter and over the last several quarters were achieved concurrent with organically building the Bank’s capital to a Tier 1 leverage ratio of 8.43% at March 31, 2010, up 22.4% from 6.89% at March 31, 2009. Excluding net securities gains, our core earnings were a record $4.3 million this quarter, up from $2.8 million for the third quarter of last fiscal year.”

“We continue to execute on our two-pronged strategy of taking advantage of the plentiful current market opportunities and investing in our deposit and lending franchise. Our investments in our lending capabilities are well timed given the quality of the executives and employees that are available to us. We have assembled a strong team of multifamily and jumbo single family mortgage originators that are now positioned to provide us another engine for quality asset growth.”

“In order to ensure we have the capital to take advantage of the unique opportunities presented to us in the current environment, we raised a net of $15.2 million dollars of capital in a public stock offering that closed on April 5, 2010. The offering was oversubscribed and generated strong institutional support,” added Mr. Garrabrants. “This capital raise and our strong earnings provide the Bank with the ability to execute against wholesale market opportunities and allow our origination businesses to grow in a credit conscious, but unimpeded manner. If our capital raise had been closed at March 31, 2010 and if $15.0 million had been contributed to the Bank, the pro-forma Tier 1 leverage ratio would have been 9.40% providing us a long runway for profitable asset growth.”

Third Quarter Highlights:

•	Net interest margin grew to 3.81% in the current quarter, 35.1% over the third quarter last year.

•	Asset quality remains strong, with total non-performing assets equal to 0.97% of total assets at March 31, 2010.

•	The allowance for loan loss increased to 74 basis points on total loans compared to 63 basis points at the end of the third quarter last year.

•	Total assets reached $1,401.1 million at March 31, 2010, up 12.2% compared to the third quarter last year.

•	Total deposits reached $970.4 million at March 31, 2010, up 39.8% compared to the third quarter last year.

•	The efficiency ratio decreased to 25.7%, an improvement of 29.2% compared to the third quarter last year.

•	The Tier 1 core capital ratio for the Bank was 8.43% at March 31, 2010, up 22.4% from the 6.89% ratio at March 31, 2009.

Quarter Earnings Summary

For the three months ended March 31, 2010, BofI had net income of $7,175,000, an increase of $4,581,000 compared to net income of $2,594,000 for the three months ended March 31, 2009. Net interest income increased $4.1 million for the third quarter ended March 31, 2010 compared to the third quarter last fiscal year. Total interest and dividend income during the quarter ended March 31, 2010 increased 14.6%, to $21.2 million, compared to $18.5 million during the quarter ended March 31, 2009. The increase in interest and dividend income for the quarter was primarily attributable to growth in the average balance of loans and investment securities and higher rates earned on securities. Average interest earning assets increased $121.8 million or 10.1% for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009. Interest expense decreased due to a 78 basis point decrease in the average funding rate, including a decrease in average rates for time deposits of 84 basis points. The improvement in the net interest margin resulted from specific actions taken by the Bank to manage its assets and liabilities, as well as favorable changes in the U.S. Treasury yield curve and loan risk premiums.

For the third quarter ended March 31, 2010, non-interest income was $5.7 million and included realized gains on the sale of mortgage-backed securities of $5.9 million and mortgage banking income of $0.7 million less unrealized losses from impairments and fair value write-downs of $1.1 million. The Bank has increased its allowance for loan loss from 63 basis points on loans at March 31, 2009 to 74 basis points on loans at March 31, 2010. The provision for loan loss was $1,250,000 in the third quarter ended March 31, 2010, up $50,000 compared to the quarter ended March 31, 2009. The increased provisions for the quarter ended March 31, 2010 were the result of changes in the loan portfolio mix and higher estimated losses from our loan portfolio.

Non-interest expense or operating expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $4.7 million for the three months ended March 31, 2010, up from $3.2 million for the three months ended March 31, 2009. Contributors to the year-over-year increase in operating expense were the Bank’s additional costs for foreclosed real estate, increased compensation expense related to additional staffing and the FDIC’s general increase in insurance premiums.

Balance Sheet Summary

The Company’s total assets increased $98.9 million, or 7.6%, to $1,401.1 million, as of March 31, 2010, up from $1,302.2 million at June 30, 2009. The increase in total assets was primarily due to the purchase and origination of additional loans, net of principal pay downs of $134.7 million, partially offset by a decrease in investment securities of $36.9 million due to principal pay downs and sales. Total liabilities increased $79.4 million, primarily due to an increase in deposits of $321.9 million, partially offset by a decrease of $81.0 million in borrowings from the Federal Home Loan Bank of San Francisco and a decrease of $160.0 million in borrowings from the Federal Reserve Discount Window.

Conference Call

A conference call and webcast will be held on Thursday, April 29, 2010 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-397-5362, passcode #4389748. International callers should dial: 719-457-2085, using the same passcode. Digital replay is available by calling 888-203-1112 and using the digital passcode #4389748. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA (the “Bank”), a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as BofI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute our business plans, the impact on our business of further declines in the economy or potential legislative and regulatory reforms, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.

For additional information, contact Greg Garrabrants, President and Chief Executive Officer, at (858) 350-6203 or email Gregory.Garrabrants@BankofInternet.com.

Selected Financial Data

The following tables set forth certain selected financial data concerning the periods indicated:

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	March 31, 2010	June 30, 2009	March 31, 2009
Selected Balance Sheet Data:
Total assets	$1,401,143	$1,302,208	$1,249,189
Loans - net of allowance for loan losses	750,118	615,463	627,472
Loans held for sale	5,326	3,190	1,301
Allowance for loan losses	5,610	4,754	3,956
Securities - trading	4,416	5,445	6,818
Securities - available for sale	248,029	265,807	177,875
Securities - held to maturity	332,841	350,898	377,374
Total deposits	970,375	648,524	693,983
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	181,995	262,984	310,980
Federal Reserve Discount Window and other borrowings	5,155	165,155	25,155
Total Stockholders’ equity	108,483	88,939	85,153

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
	2010	2009	2010	2009
Selected Income Statement Data:
Interest and dividend income	$21,207	$18,541	$64,850	$57,225
Interest expense	8,598	10,066	26,700	32,169

Net interest income	12,609	8,475	38,150	25,056
Provision for loan losses	1,250	1,200	4,850	2,830

Net interest income after provision for loan losses	11,359	7,275	33,300	22,226
Non-interest income (loss)	5,675	300	7,417	(7,610)
Non-interest expense	4,705	3,190	12,474	8,675

Income before income tax expense	12,329	4,385	28,243	5,941
Income tax expense	5,154	1,791	11,812	2,403

Net income	$7,175	$2,594	$16,431	$3,538

Net income attributable to common stock	$7,002	$2,421	$15,912	$3,021

Per Share Data:
Net income:
Basic	$0.82	$0.30	$1.89	$0.36
Diluted	$0.77	$0.29	$1.79	$0.37
Book value per common share	$11.89	$9.37	$11.89	$9.37
Tangible book value per common share	$11.89	$9.37	$11.89	$9.37
Weighted average number of shares outstanding:
Basic	8,523,211	8,168,649	8,402,465	8,312,288
Diluted	9,185,994	8,734,095	9,031,298	8,893,053
Common shares outstanding at end of period	8,293,683	8,035,997	8,293,683	8,035,997
Common shares issued at end of period	8,915,913	8,642,723	8,915,913	8,642,723

Performance Ratios and Other Data:
Loan originations for investment	$6,671	$3,590	$41,754	$31,432
Loan originations for sale	34,669	33,376	90,360	40,102
Loan purchases	100,095	2,237	156,059	51,862
Return on average assets	2.11%	0.85%	1.64%	0.39%
Return on average stockholders’ equity	28.40%	13.18%	23.74%	5.61%
Interest rate spread [1]	3.63%	2.61%	3.73%	2.59%
Net interest margin [2]	3.81%	2.82%	3.90%	2.83%
Efficiency ratio [3]	25.73%	36.35%	27.38%	49.72%
Capital Ratios:
Equity to assets at end of period	7.74%	6.82%	7.74%	6.82%
Tier 1 leverage (core) capital to adjusted tangible assets [4]	8.43%	6.89%	8.43%	6.89%
Tier 1 risk-based capital ratio [4]	17.26%	14.50%	17.26%	14.50%
Total risk-based capital ratio [4]	18.08%	15.17%	18.08%	15.17%
Tangible capital to tangible assets [4]	8.43%	6.89%	8.43%	6.89%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.64%	0.10%	0.83%	0.25%
Nonperforming loans to total loans	1.34%	0.30%	1.34%	0.30%
Nonperforming assets to total assets	0.97%	0.61%	0.97%	0.61%
Allowance for loan losses to total loans at end of period	0.74%	0.63%	0.74%	0.63%
Allowance for loan losses to nonperforming loans	54.96%	2.1X	54.96%	2.1X

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]

Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income. For the nine months ended March 31, 2009, without the loss of $7.902 million in noninterest income due to the loss on sale of FNMA preferred stock, the efficiency ratio would have been 34.22%.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.